Exhibit 17.2

January 26, 2011

Board of Directors
RxBids
9050 W. Warm Springs Rd., #12-2129
Las Vegas, Nevada 89148

Gentlemen:

Reference is hereby made to that certain Securities Purchase Agreement (the “Agreement”) by and among Avi Koschitzki, the individuals listed on the signature pages thereto under the caption “Seller,” RxBids, a Nevada corporation (the “Company”) and Jenson Services, Inc., a Utah corporation.

I hereby tender my resignation in all capacities as an officer or employee of the Company, including without limitation as President and Chief Executive Officer of the Company, effective immediately upon the closing of the transactions contemplated by the Agreement (the “Closing”).

I further hereby tender my resignation as a member of the Board of Directors of the Company, effective immediately upon the consummation by the Company of a 1 for 12 reverse stock split of the common stock of the Company, which is anticipated to occur approximately 10 days following the Closing.

Sincerely,

/s/ Mack Bradley
Mack Bradley